UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

KOHL’S CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

2025 ANNUAL MEETING OF SHAREHOLDERS

OF

KOHL’S CORPORATION

SUPPLEMENT NO. 2 DATED MAY 7, 2025 TO THE PROXY STATEMENT

OF

KOHL’S CORPORATION

DATED MARCH 28, 2025

Dear Shareholders of Kohl’s Corporation:

This supplement (the “Supplement”) supplements the proxy statement dated March 28, 2025, as previously supplemented on May 1, 2025 (the “Definitive Proxy Statement”) of Kohl’s Corporation (“Kohl’s” or the “Company”) furnished to the holders of the Company’s common stock in connection with the solicitation of proxies on behalf of the Company’s Board of Directors (the “Board”) for use at the 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”) to be held on May 14, 2025 at 8:00 a.m. Central Time exclusively online via a live interactive webcast on the internet. The record date for the determination of the holders of Common Stock who are entitled to notice and to vote at the 2025 Annual Meeting is March 12, 2025, which is the same record date specified in the Definitive Proxy Statement. Except as described in this Supplement, the information provided in the Definitive Proxy Statement continues to apply and should be considered in voting your shares. To the extent that information in this Supplement differs from or updates information contained in the Definitive Proxy Statement, the information in this Supplement is more current and supersedes the information in the Definitive Proxy Statement.

Withdrawal of Nominee for Election as Director

On May 5, 2025, Christine Day informed the Company that she had determined to resign as a member of the Company’s Board. Ms. Day’s decision was not due to any disagreements with the Company on any matter relating to the Company’s operations, policies or practices. Accordingly, the Board reduced the size of the Board from eleven to ten directors and is withdrawing its nomination of Ms. Day for re-election as a director at the 2025 Annual Meeting. Therefore, only eight directors will be standing for re-election.

Effective immediately upon the close of the Annual Meeting, the size of our Board will be reduced from ten to eight Directors.

Voting Matters

Proxies received in respect of the election of Ms. Day will not be voted with respect to her re-election, but will continue to be voted as directed or otherwise as set forth therein and described in the Definitive Proxy Statement with respect to all other matters properly brought before the 2025 Annual Meeting. If you have not yet returned your proxy card or submitted your voting instructions, please complete the card or submit instructions, disregarding the nomination of Ms. Day for re-election as a director. Information regarding how to vote your shares is available in the Definitive Proxy Statement.

Chair of the Board of Directors

In connection with Michael J. Bender’s appointment as Interim Chief Executive Officer of the Company, he stepped down as Chair of the Board in accordance with the Company’s Corporate Governance Guidelines. On May 7, 2025, the Board appointed John E. Schlifske to serve as the independent Chair of the Board effective immediately.

Board Committees

In connection with Mr. Bender’s appointment as Interim Chief Executive Officer, he also stepped down as a member of the Audit Committee, Compensation Committee, and Nominating and ESG Committee.

No changes have been made to the record date or any other proposals to be brought before the 2025 Annual Meeting. If you have already submitted a proxy and do not wish to change your vote, you do not need to take any further action and your shares will be voted as originally directed by you, except as specified above.